Exhibit 99.1

Agile Receives Additional Nasdaq Notice

San Jose, CA—December 19, 2006—Agile Software Corporation (NASDAQ: AGIL), a leading provider of product lifecycle management (PLM) solutions, today announced that it has received a Staff Determination letter from The NASDAQ Stock Market, dated December 13, 2006, stating that Nasdaq has not received the Company’s Form 10-Q for the period ended October 31, 2006, as required by the Marketplace Rules. Accordingly, the letter states that the failure to timely file the Form 10-Q serves as an additional basis for delisting the Company’s securities from The NASDAQ Global Market based upon Marketplace Rule 4310(c)(14).

The NASDAQ Stock Market previously determined that Agile had until January 8, 2007 to become compliant with its filing obligations under the Securities Exchange Act of 1934, in order to avoid possible delisting. The Company is unable to timely make such filings until the previously announced review of its stock option practices is completed and it determines the amount, and applicable periods, of the non-cash, pre-tax charges for stock-based compensation expense that it must recognize. The review is substantially complete, and Agile is in the process of making that determination.

About Agile Software Corporation

Agile Software Corporation (NASDAQ: AGIL) helps companies drive profits, accelerate innovation, reduce costs, and ensure regulatory compliance throughout the product lifecycle. With a broad suite of enterprise class PLM solutions, time-to-value focused implementations, and a unique Guaranteed Business Results program, Agile helps companies get the most from their products. Alcatel, Bayer, Dell Inc., Flextronics International, Foxconn, Harris, Hitachi, Leapfrog, Lockheed Martin, Magna Steyr, Playtex, Siemens, Quanta, QUALCOMM and ZF are among the over 10,000 customers in the automotive, aerospace and defense, consumer products, electronics, high tech, industrial products, and life sciences industries that have licensed Agile solutions. or more information, call 408-284-4000 or visit www.agile.com.

Agile, Agile Software and the Agile logo are registered trademarks and Agile On Demand, Agile Advantage, Agile Product Collaboration, Agile Product Cost Management, Agile Product Governance & Compliance, Agile Product Service & Improvement, Agile Product Quality Management, Agile Product Portfolio Management, Agile Engineering Collaboration, Agile Product Interchange and AgileMD are trademarks of Agile Software Corporation in the U.S. and/or other countries. Guaranteed Business Results is a service mark of Agile Software Corporation. All other brand or product names are trademarks and registered trademarks of their respective holders.